Exhibit A-1

                                                               LLG&M Translation
                                                        from German into English


                               Charter of E.ON AG

                              (as of November 2000)



General Provisions


Sec. 1


(1) The name of the corporation is E.ON AG. It shall have its registered office in Dusseldorf.

(2)  The financial year shall be the calendar year.



Purpose of the Corporation


Sec. 2


(1) The corporation controls a group of companies which is primarily active in the following business sectors:

- energy, with main operations in electricity, gas and oil as well as water and waste disposal,

- chemicals, principally consisting of specialty chemicals, construction chemicals, and petrochemicals as well as activities in

-    telecommunications and

-    real-estate management.

In addition, the corporation shall be authorized to manage businesses involving distribution and logistics, aluminum, silicon wafers, and packaging.

(2) Activities in these business sectors include generation, processing, distribution, transmission, supply and trading. Facilities of all kinds may be erected, acquired, and operated, and services and business cooperations of all kinds may be undertaken.

(3) The corporation itself may also conduct business in the sectors stated in paragraph (1) and, in particular, it may enter into individual transactions. It shall be authorized to take all actions and measures associated with, or directly or indirectly suited to serve, the purpose of the corporation.

(4) The corporation may also establish and purchase other companies and acquire shareholdings in other companies, particularly of those companies whose purpose includes, completely or partially, the aforementioned business sectors. It shall further be authorized to acquire interests in companies of all kinds with the primary objective of investing financial resources. It may amend the structure of companies in which it holds an investment, place them under joint control, or confine itself to the administration of such companies and dispose of its investments.



Capital Stock and Shares


Sec. 3

(1) The capital stock shall total (euro)1,984,577,075.00 and consist of 763,298,875 bearer shares without par value.

(2) Subject to the approval of the supervisory board, the management board shall be authorized until May 25, 2005 to increase the corporation's capital stock by up to (euro)180,000,000 through one or more issuance(s) of new bearer shares without par value in exchange for cash contributions (authorized capital pursuant to Sec. 202 et seq. of the German Stock Corporation Act, AktG). Shareholders shall be granted subscription rights in this connection.


However, the management board shall be authorized, subject to the approval of the supervisory board, to exclude fractional amounts from shareholders' subscription rights and may also exclude subscription rights to the extent necessary to enable persons--who hold conversion or option rights of the corporation that were issued at the time the authorized capital is utilized and which were provided in connection with the issuance of convertible or option bonds--to receive subscription rights with respect to new shares to the extent to which they would be entitled thereto upon the exercise of their conversion or option rights.

The management board shall be authorized, subject to the approval of the supervisory board, to fix the additional terms of shareholders' rights and the further details of capital increases.

The supervisory board shall be authorized to revise Sec. 3 of the Charter upon the full or partial implementation of the increase in capital stock and corresponding utilization of the authorized capital as well as upon the expiration of the authorization period, if the authorized capital has not, or not fully, been utilized by May 25, 2005.

(3) Subject to the approval of the supervisory board, the management board shall be authorized until May 25, 2005 to increase the corporation's capital stock by up to (euro)150,392,201 through one or more issuance(s) of new bearer shares without par value in exchange for contributions in kind (authorized capital pursuant to Sec. 202 et seq. of the German Stock corporation Act, AktG). Shareholders' subscription rights shall be excluded.

The management board shall be authorized, subject to the approval of the supervisory board, to fix the additional terms of shareholders' rights and the further details of capital increases.

The supervisory board shall be authorized to revise Sec. 3 of the Charter upon the full or partial implementation of the increase in capital stock and corresponding utilization of the authorized capital as well as upon the expiration of the authorization period, if the authorized capital has not, or not fully, been utilized by May 25, 2005.

(4) Subject to the approval of the supervisory board, the management board shall be authorized until May 25, 2005 to increase the corporation's capital stock by up to (euro)180,000,000 through one or more issuance(s) of new bearer shares without par value in exchange for cash contributions (authorized capital pursuant to Sec. 202 et seq. of the German Stock corporation Act, AktG). Shareholders shall be granted subscription rights in this connection.

The management board shall be authorized, however, subject to the approval of the supervisory board, to exclude shareholders' subscription rights in connection with the issuance of up to 10 percent of the corporation's capital stock, as determined at the time of issuance, to the extent that subscription rights have not already been excluded pursuant to Sec. 186(3) AktG clause 4 in connection with the issuance of bonds based on the authorization proposed in item 9 of the agenda of the annual shareholders' meeting of May 25, 2000 and in connection with the sale of shares that were acquired pursuant to a right to repurchase shares of the corporation. If shareholders' subscription rights are excluded, the price at which new shares are issued may not be significantly below the price quoted on the stock exchange.

In addition, the management board shall be authorized, subject to the approval of the supervisory board, to exclude fractional amounts from shareholders' subscription rights and may also exclude subscription rights to the extent necessary to enable persons--who hold conversion or option rights of the corporation at the time the authorized capital is utilized and which were provided in connection with the issuance of convertible or option bonds--to receive subscription rights with respect to new shares to the extent to which they would be entitled thereto upon the exercise of their conversion or option rights.

The management board shall be authorized, subject to the approval of the supervisory board, to fix the additional terms of shareholders' rights and the further details of capital increases.

The supervisory board shall be authorized to revise Sec. 3 of the Charter upon the full or partial implementation of the increase in capital stock and corresponding utilization of the authorized capital as well as upon the expiration of the authorization period, if the authorized capital has not, or not fully, been utilized by May 25, 2005.

(5) The corporation's capital stock has been conditionally increased by up to
(euro)75,000,000. The conditional capital increase shall only be implemented to the extent to which conversion or option rights are exercised by holders of conversion or option rights, which have been issued by the corporation or corporations in which the corporation holds, directly or indirectly, a majority interest pursuant to the authorization granted by the May 25, 2000 shareholders' meeting. The new shares shall participate in profits as of the beginning of the fiscal year in which they are issued upon the exercise of conversion or option rights.

The supervisory board shall be authorized to amend Sec. 3 of the Charter to reflect the extent to which the conditional capital has been utilized.

Sec. 4


(1) The management board shall decide on the form and content of share certificates, dividend coupons, and talons.

(2) The shareholders' right to have their shares and dividends represented by certificates shall be excluded as long as the regulations of a stock exchange on which the shares are listed do not require them to be represented by certificates. Certificates for multiple shares may be issued.



Executive Bodies of the Corporation


Sec. 5


The executive bodies of the corporation are:

1.   the management board,

2.   the supervisory board, and

3.   the shareholders' meeting.



The Management Board


Sec. 6


The management board shall consist of at least two members. Deputy members of the management board may be appointed. The supervisory board shall decide on the number of members as well as on their appointment and removal.

Sec. 7


The corporation shall be legally represented by two members of the management board or by one member and one holder of a special power of attorney (Prokurist).



The Supervisory Board


Sec. 8


(1) The supervisory board shall consist of twenty members.

(2) The members of the supervisory board shall be elected to hold office until the time at which the shareholders' meeting ends at which the conduct of the management board and of the supervisory board is approved in the fourth fiscal year after their election. The fiscal year in which they were elected shall not be counted for this purpose.

(3) A substitute of a member who has left the supervisory board shall be elected for the remaining tenure of office.

(4) Any member of the supervisory board may resign from office by giving two weeks' prior written notice to the chairman of the supervisory board.

Sec. 9


(1) The supervisory board shall elect a chairman and a deputy chairman.

(2) If the chairman or deputy chairman leaves the supervisory board prior to the end of the tenure of office, the supervisory board shall immediately hold new elections.

Sec. 10


(1) The supervisory board shall oversee the conduct of business by the management board as provided by law.

(2) All matters which the management board wishes to submit to the shareholders' meeting shall first be submitted to the supervisory board.

Sec. 11


(1) The supervisory board shall be convened by written notice of the chairman or his deputy, stating the agenda, the place, and time of the meeting. In urgent cases, it is sufficient if notice is given orally, by telephone, or by wire.

(2) The chairman shall call a meeting of the supervisory board if requested by any member of the supervisory board or by the management board.

Sec. 12


(1) A quorum of the supervisory board member shall be constituted if all of its members have been notified and at least one-half of its members participate in the voting.

(2) Absent members of the supervisory board may participate in adopting resolutions by submitting their votes in writing through other members of the supervisory board.

(3) Resolutions shall be adopted by a simple majority of the votes cast unless otherwise provided by law.

(4) If a vote in the supervisory board results in an equal number of votes and if a second vote on the same matter also results in an equal number of votes, then the chairman of the supervisory board shall have two votes with respect to the second vote. Sec. 108(3) AktG shall also apply with respect to the casting of the supervisory board chairman's second vote. The deputy chairman shall not be entitled to a second vote. The chairman shall determine the order in which the topics on the agenda will be addressed and the type and order of votes. In the event of an equal number of votes, the chairman shall decide whether a second vote is to be cast at the same meeting.

(5) Minutes of the proceedings and resolutions of the supervisory board shall be prepared and signed by the chairman or his deputy.

Sec. 13


(1) Resolutions of the supervisory board may also be adopted by obtaining statements in writing, by telephone or by wire provided a member of the supervisory board does not object to this manner of voting in the particular instance. The chairman shall record the result of the vote in the minutes.

(2) The provisions on oral voting shall apply accordingly.

Sec. 14


Legally binding declarations of the supervisory board shall be issued in its name by the chairman of the supervisory board or his or her deputy.

Sec. 15


(1) In addition to the reimbursement of their expenses, which shall also include the value-added tax on their remuneration, members of the supervisory board shall receive a fixed remuneration of (euro)10,000.00 per fiscal year. In addition, members of the supervisory board shall receive a meeting attendance fee of (euro)1,000.00.

(2) Members of the supervisory board shall also receive a remuneration of
(euro)1,250.00 for every one percent by which the dividend paid to the shareholders exceeds four percent of the corporation's capital stock.

(3) The chairman shall receive three times the remuneration, his or her deputy double the remuneration, and each member of a committee one-and-a-half times the remuneration.



Shareholders' Meeting


Sec. 16


The shareholders' meeting shall be convened by the management board or, if required by law, by the supervisory board at least one month prior to the day, prior to the end of which the shares are to be deposited (see Sec. 18).

Sec. 17


The shareholders' meeting shall be held in the city in which the corporation maintains its registered office or in another major German city. It shall be convened by the management board in agreement with the chairman of the supervisory board.

Sec. 18


(1) Only those shareholders shall be entitled to participate and vote at the annual meeting, who deposit their shares or certificates of deposit relating thereto and issued by a securities clearing and deposit bank, no later than by the end of the seventh day prior to the day of the shareholders' meeting, with a notary public, a securities clearing and deposit bank, or another depository specified in the notice of meeting and leave them deposited until the end of the shareholders' meeting. If the seventh day prior to the day of the shareholders' meeting is a Sunday or public holiday, or if banks are closed on that day, the deadline shall be the last banking day prior to that day.

(2) It shall also be permissible, with the consent of a depositary, to deposit the shares with another financial institution provided that the shares are frozen until the end of the shareholders' meeting.

(3) If shares are deposited with a notary public, his or her confirmation of such deposit shall be submitted to the corporation no later than the day following the day on which the deposit deadline expires.

(4) If no share certificates have been issued, the management board shall specify in the notice of meeting the conditions that need to be met for shareholders to participate in the shareholders' meeting.

Sec. 19


(1) The chairman of the supervisory board or, in his or her absence, another supervisory board member selected by the supervisory board shall preside over the shareholders' meeting.

(2) The chairman of the shareholders meeting shall preside over the discussions and determine the order in which topics on the agenda will be addressed and the manner of voting.

Sec. 20


(1) Each shareholder may be represented by a proxy who is authorized by a written power of attorney.

(2) The chairman of the shareholders' meeting shall decide if there is doubt concerning the validity of a power of attorney.

Sec. 21


(1) Resolutions of the shareholders' meeting shall be adopted by a simple majority of votes and, if a majority of the share capital is required, by a simple majority of the share capital, unless otherwise required by law or the Charter.

(2) If none of the candidates in an election obtains a majority of the votes cast, a new election shall be held with regard to the two candidates who received most of the votes.

(3) At the shareholders' meeting, each share shall entitle the holder to one vote.



Annual Financial Statements and Profit Distribution


Sec. 22


The shareholders' meeting shall be convened every year within the statutory period of eight months for the purpose of receiving the approved annual financial statements or, if required by law, for the purpose of approving the annual financial statements as well as for the purpose of deciding on the distribution of profits; it shall also decide on the approval of the conduct of the management board and of the supervisory board and on the appointment of the auditors (ordinary shareholders' meeting).



Official Announcements


Sec. 23


All official announcements shall be released in such media as provided by law or regulation.



Concluding Provisions


Sec. 24


The supervisory board shall be authorized to amend the Charter with respect to its wording only.

                                                               LLG&M Translation
                                                        from German into English


                               Rules of Procedure

                       of the Management Board of E.ON AG

                  pursuant to a resolution dated June 19, 2000


ss. 1 Principle

The management board shall manage the affairs of the company as provided by law, the charter and these rules of procedure; all members of the management board shall jointly be responsible for the management of the company. Its primary task shall be to manage the group and exercise control over the subsidiaries.


ss. 2 Joint Management Authority of Management Board

(1) The management board shall decide in all instance which require a resolution of the management board pursuant to law, the charter or these rules of procedure, including a) the annual financial statements and the statement of affairs, b) the calling of a shareholders' meeting and the proposed resolutions of the shareholders, c) the affairs requiring the consent of the supervisory board, d) the affairs presented to the board for its decision by a member of the management board, e) amendments to the rules of procedure and the schedule of responsibilities. In addition, the management board shall decide all matters which are important for the existence or the development of the group or which involve an extraordinary economic risk.

(2) The management board shall determine and develop the economic goals, the basic strategic orientation, the corporate policy and the structure of the group. This includes in particular the management of the group based on value-oriented management, the management of the financial resources, the staffing of the group's executive positions and executive development, and the presentation of the group in relation to capital markets and the public. The management board shall ensure that different interests of subgroups are integrated in the group interest; it shall promote the cooperation between the various subgroups.

(3) The management board shall organize the allocation of its responsibilities among its members in its own discretion. For the time being, the schedule of responsibilities provided for in the merger agreement (attachment) shall apply.


ss. 3 Individual Management Authority of Management Board Members

(1) Subject to resolutions of the management board, each management board member shall manage the matters assigned to him or her in his or her sole responsibility. The allocation of business to individual management board members shall generally not affect the joint responsibility of all management board members for the management of the group.

(2) Each management board member shall immediately inform the other management board members of important measures, decisions, material business transactions, risks and losses within the area of responsibility assigned to him or her.

(3) Each member of the board of management may at his or her reasonable discretion request that a matter from the area of responsibility assigned to him or her or from an area of responsibility assigned to another management board member be presented to the management board for decision.


ss. 4 Chairmen of the Management Board

(1) The chairmen of the management board shall allocate their responsibilities in their own discretion, subject to the rules of procedure and schedule of responsibilities.

(2) The chairmen of the management board shall coordinate the areas of responsibility of all management board members. They may request, at any time, that management board members provide information concerning their area of responsibility or that the chairmen be informed in advance of certain types of transactions. They also shall ensure that the other management board members are timely informed of important occurrences.

(3) The chairman of the management board who is responsible for internal communication and the relationship with the supervisory board shall represent the management board and the company in relation to the public. He shall be responsible for communications with the supervisory board and its members, as provided in more detail in ss. 6.

(4) If both chairmen of the management board are unavailable, the rights and duties of the chairman shall be exercised by the management member who has been so authorized. If no management board member has been so authorized or if the authorized management board member is unavailable, the rights and duties of the chairman shall be exercised by the management board member who is most senior in terms of management board membership.


ss. 5 Meetings and Resolutions

(1) The management board shall generally make its decisions during meetings which will be convened as necessary by a chairman of the management board. Each member of the management board may demand that a meeting be convened, provided that he or she specifies the purpose of the meeting. A meeting is convened by distributing, as early as possible, the agenda and the proposed resolutions.

(2) One of the chairmen of the management board shall preside over the meeting. He or she shall determine in which order the topics on the agenda are to be addressed and the type and order of votes. He or she may ask persons who are not management board members to participate in the deliberation of certain topics.

(3) A quorum of the management board members shall be constituted if all management board members have been notified of the meeting and at least half of the management board members are present at the meeting. Management board members who are not present at the meeting may vote via written, telex, or telephone communication. Voting via telephone communication must be confirmed in writing. Management board members who are not present shall promptly be notified of resolutions made in their absence. Affairs concerning the area of responsibility of a management board member who is not present shall only be discussed and decided upon with his or her approval, unless such discussion or decision is necessary to prevent imminent and serious detriment to the company.

(4) Resolutions may also be taken without a meeting by a vote via written, telex, or telephone communication, if ordered by one of the chairmen of the management board and provided that no management board member objects. Voting via telephone communication must be confirmed in writing.

(5) In the interest of a unified group policy, unanimous decisions should be striven for. Resolutions of the management board shall require a majority vote of the management board members present at the meeting. Resolutions of the management board made without a meeting shall require a majority vote of all management board members.

(6) Minutes shall be prepared for each management board meeting, which minutes shall set forth the place and date of the meeting, its participants, the agenda and the resolutions that were made. The minutes shall be signed by the person presiding over the meeting, and a copy shall be distributed to the management board members. The minutes shall be deemed approved if no management board member objects during the first management board meeting held after receipt of the minutes. Resolutions of the management board made without a meeting shall be included in the minutes of the next management board meeting.


ss. 6 Cooperation with the Supervisory Board

(1) The responsibility to report to the supervisory board rests with the management board led by the chairman of the management board who is responsible for the relationship with the supervisory board.

(2) In addition to the reporting pursuant to subparagraph 1, the chairman of the management board who is responsible for the relationship with the supervisory board shall regularly inform the chairman of the supervisory board about the development of business and the situation of the group. He or she shall promptly inform the chairman of the supervisory board about important events and business matters which may have a material effect on the situation of the group.

(3) The management board shall present to the supervisory board such transactions and actions, which are of particular significance or which involve an extraordinary economic risk for the group. The chairman of the management board who is responsible for the relationship with the supervisory board shall coordinate with the chairman of the supervisory board how the supervisory board will address the matter.

(4) Reports to the supervisory board prepared by management board members shall be submitted to, and forwarded to the supervisory board by, the chairman of the management board who is responsible for the relationship with the supervisory board.